SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 14, 2006

Date of Report (Date of Earliest Event Reported)

U.S. Can Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13678	06-1094196
(State or other jurisdictions of incorporation or organization)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

700 East Butterfield Rd.

Suite 250

Lombard, IL 60148

(Address, of principal executive offices, including zip code)

(630) 678-8000

(Registrant’s Telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications Pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 113e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

U.S. Can Corporation, a Delaware corporation (the “Company”), announced that it has entered into an Agreement and Plan of Merger, dated as of February 14, 2006 (the “Merger Agreement”), by and among Ball Corporation, a Delaware corporation (“Ball”), Ball Aerosol and Specialty Container Corporation, a Delaware corporation and wholly-owned subsidiary of Ball (“Newco”), the Company and the Securityholders of the Company. Pursuant to the Merger Agreement, the Corporation will merge with and into Newco, with Newco continuing as the surviving corporation (the “Merger”) whereby Ball will acquire the Company’s United States and Argentinian operations. The Company’s shareholders will retain the Company’s European businesses.

Pursuant to the Merger Agreement, holders of preferred shares will receive, in the aggregate, approximately 1.1 million shares of Ball common stock and Ball will repay approximately $550 million of the Company’s debt. The Company and the Purchaser have made customary representations and warranties and agreed to certain indemnification obligations.

A copy of the Company’s press release issued on February 14, 2006 is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(c)	Exhibits:

99.1	Press Release of the Company dated February 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CAN CORPORATION

By	/s/ MICHAEL M. RAJKOVIC
Name:	Michael M. Rajkovic
Title:	Executive Vice President and Chief Financial Officer

Date: February 15, 2006

EXHIBIT INDEX

The following designated exhibit is filed herewith:

99.1	Press Release of the Company dated February 14, 2006.